Exhibit 10.1

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

PAYMENT AGREEMENT

This Payment Agreement (the “Payment Agreement”) is by and between North Carolina State University (“NCSU”), and 22nd Century Group, Inc., and its subsidiaries (collectively, the “Company”), effective as of the date of the signature below (the “Effective Date”).

Recitals

WHEREAS, NCSU and the Company are party to numerous agreements related to the research and development of certain low nicotine tobacco strains, including that certain License Agreement No. 141421MA dated August 27, 2014, as amended, that certain License Agreement No. 2023-1087 dated November 1, 2023, that certain License Agreement No. 160829MA dated December 8, 2015, as amended, and that certain Sponsored Research Agreement NCSU Radar Number 2014-1405, as amended and modified (collectively the “R&D Agreements”); and

WHEREAS, Company has outstanding payments due to NCSU under the R&D Agreements for patent maintenance, royalties, license fees and sponsored research, plus certain payments that will become due through the end of 2025 as more fully set forth on Exhibit A hereto (collectively, the “Obligations”); and

WHEREAS, the Company wishes to fully satisfy the Obligations through the issuance of common shares of the Company (the “Settlement Shares”).

NOW, THEREFORE, IN CONSIDERATION for entering into this Payment Agreement, and for the representations, promises, covenants and releases contained in this Payment Agreement, and for other good and valuable consideration, including but not limited to payment of the Settlement Shares, the receipt and adequacy of which are hereby acknowledged, the Company and NCSU agree as follow:

1.     Recitals. Each party agrees that the Recitals are true and correct and are incorporated into this Payment Agreement as part of this agreement.

2.     Payment. The Company hereby agrees to pay NCSU the sum of $1,220,438.34 (the “Total Settlement Amount”) in the form of Company common shares payable in three installments, whereby the number of shares issued (the “Settlement Shares”) on each installment date shall equal the Installment Amount, identified below, divided by the 5-day average closing price of Company common stock the day prior to the Payment Date. The Settlement Shares shall satisfy in full the Obligations including all liability, interest, and penalties.

Installment Amount	Payment Date
$400,000	On or before September 15, 2024
$400,000	Between November 1, 2024 and November 15, 2024
$420,438.34	Between January 1, 2025 and January 15, 2025

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

3.     Timing. The Settlement Shares will be issued on the dates above and after the Company’s receipt from NCSU of an executed original of this Payment Agreement. The Settlement Shares will initially be issued as unregistered shares with a restrictive legend. The Company shall make commercially reasonable efforts to file a Registration Statement for the Settlement Shares on Form S-3 within three (3) business days following the issuance of each installment of Settlement Shares. Within one (1) business day following notice of effectiveness by the Securities and Exchange Commission (“SEC”) of each Registration Statement, the Company will instruct its’ Transfer Agent to remove the restrictive legend from the Settlement Shares. Modification of the Payment Date provided above can only occur upon the mutual written consent of the parties.

4.     NCSU Covenants. NCSU covenants and agrees that if on a given trading day, the VWAP of the common stock is more than 20% below the per share issuance price (appropriately adjusted for stock splits, reverse stock splits, share combinations, stock dividends and similar transactions), NCSU will (in the aggregate), on that trading day, sell no more than a maximum of 5% of the Settlement Shares issued to it for that particular Installment Amount on that trading day.

5.     19.99% Ownership Limitation. Notwithstanding anything to the contrary set forth in this Payment Agreement, the total amount of common shares issued under this Agreement may not exceed 2,665,170 shares. If the Company is unable to issue shares on a Payment Date due to the aforementioned limitation, the parties shall meet and confer regarding alternative payment methods and/or an extension to the applicable Payment Date. NCSU may terminate this Agreement if the parties cannot agree to a resolution after a 20 day meet and confer period and such termination will void any and all representations, promises, covenants and releases provided by NCSU to Company under this Payment Agreement. In the case that all of the Installment Amounts are not made, the Obligations will be reduced by any timely payment of Installment Amounts with such amounts applied in order starting with the oldest Obligation.

6.     Beneficial Ownership Limitation. At no time may the Company issue to NCSU any common shares to the extent that after giving effect to such issuance NCSU (together with NCSU’s affiliates), would beneficially own in excess of 19.9% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the applicable issuance of shares of common stock pursuant to this Payment Agreement held by NCSU.  For purposes of this section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this section applies, the determination of whether shares of common stock may be issued pursuant to this Payment Agreement (in relation to other securities owned by NCSU together with any affiliates) shall be in the sole discretion of NCSU. To ensure compliance with this restriction, NCSU will be deemed to represent to the Company each time it receives common shares under this Payment Agreement according to the dates above, that such receipt has not violated the restrictions set forth in this section and the Company shall have no obligation to verify or confirm the accuracy of such determination.

7.     Extension of Deadline for Field Trials. The deadline to commence field trials pursuant to Appendix E (Development and Commercialization Schedule) to the License Agreement dated November 1, 2023 is extended to June 1, 2026. The deadline to initiate and/or test pursuant to paragraph 2 of Appendix E is extended to June 1, 2027.

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.     Release of Claims.

a.	NCSU. Upon receipt by NCSU of total Settlement Shares from Company, equaling the Total Settlement Amount, and removal of any type restrictive legend from all the Settlement Shares in accordance with this Payment Agreement, NCSU, for itself and its affiliates, subsidiaries, heirs, executors, administrators and assigns (collectively, the “Releasors”) forever waive, release and discharge the Company and each of its subsidiaries and affiliates, and its and their respective managers, directors, officers, members, stockholders, subsidiary companies, insurance carriers and the officers, members, directors, agents, servants, employees of each of the foregoing and the predecessors, successors and assigns of each of the foregoing (collectively, the “Releasees”), from any and all actions, causes of action, claims, fees, commissions, payments, referral fees, expenses (inclusive of attorney’s fees), demands or suits of any kind or nature whatsoever, whether known or unknown, and from all consequential, punitive and exemplary damages arising out of or relating to the Obligations (“Release”).

b.	Company. Upon payment to NCSU of total Settlement Shares, equaling the Total Settlement Amount, Company, for itself and its respective managers, directors, officers, members, stockholders, subsidiary companies, insurance carriers and the officers, members, directors, agents, servants, employees of each of the foregoing and the predecessors, successors and assigns of each of the foregoing (collectively, the “Releasors”) forever waive, release and discharge NCSU and each of its affiliates, subsidiaries, heirs, executors, administrators and assigns (collectively, the “Releasees”), from any and all actions, causes of action, claims, fees, commissions, payments, referral fees, expenses (inclusive of attorney’s fees), demands or suits of any kind or nature whatsoever, whether known or unknown, and from all consequential, punitive and exemplary damages arising out of or relating to the Obligations (“Release”).

c.	Reservation of Rights. Notwithstanding anything to the contrary in this Payment Agreement, neither party waives, and each party expressly reserves, its claims, causes of action, rights, obligations, liabilities and remedies available to a party related to a breach of this Payment Agreement.

9.     Termination. The failure by Company to issue to NCSU Settlement Shares in accordance with the Payment Date provided in Section 2 and to instruct its Transfer Agent to remove the restrictive legend from the Settlement Shares within ten (10) business days from Company issuing to NCSU Settlement Shares, which issuance is not cured within five (5) business days, or any agreed upon modifications thereof, of this Payment Agreement will result in this Payment Agreement’s automatic termination and will void any and all representations, promises, covenants and releases provided by NCSU to Company under this Payment Agreement; provided that, if the delay is caused by the SEC’s review of an S-3 Registration Statement, the cure period will be extended by the number of days by which the SEC completes its review and declares the applicable Registration Statement effective, up to a period of 30 days. In the case that all of the Installment Amounts are not made, the Obligations will be reduced by any timely payment of Installment Amounts with such amounts applied in order starting with the oldest Obligation.

10.   Miscellaneous. This Payment Agreement contains the entire agreement between NCSU and the Company as to the subject matter hereof. NCSU hereby represents and warrants that it has carefully read the foregoing, and know and understand the contents and meaning thereof, and are executing this Payment Agreement voluntarily. This Payment Agreement shall be governed by the laws of the state of North Carolina without giving effect to its conflict of laws principles. The parties hereto expressly designate any Releasee as a third party beneficiary to this Payment Agreement, with the right to enforce the terms of such Payment Agreement.

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned hereunto sets its signature as of September 5, 2024.

22nd Century Group, Inc.

By:
Name:
Title:

North Carolina State University

By:
Name:
Title:

[***] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit A

[***]